Exhibit 99.1

CORPORATE INVESTOR RELATIONS 5333 – 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com NEWS RELEASE
CONTACT:	Joseph C. Hete – President & CEO 145 Hunter Drive Wilmington, OH 45177 937.382.5591

ABX AIR TO ISSUE AN ADDITIONAL 5.77 MILLION SHARES

WILMINGTON, OH – December 9, 2003 – ABX Air (OTC/BB: ABXA) announced today the company will issue approximately 5.77 million additional shares of common stock as a result of the completion of a public tender offer for the 5.75% Convertible Senior Notes Due April 1, 2007 originally issued by Airborne, Inc. in March 2002.

DHL Worldwide Express, B.V. purchased the ground operations of Airborne in August, and ABX Air, formerly a subsidiary of Airborne, was separated into an independent, publicly traded company. After the completion of the merger and separation, the notes remained outstanding. Airborne recently announced a tender offer to buy back the outstanding notes. The note holders were given the option to retain their notes, tender them for $1,080 per $1,000 principal amount of the notes in cash, or receive $993.65 per $1,000 principal amount of the notes in cash plus 42.7599 shares of ABX Air common stock.

The tender offer expired on December 2, 2003. Nearly 94% of the outstanding notes were tendered to Airborne, with holders of approximately 90% of such notes selecting the option that includes cash and ABX Air common stock, while slightly less than 4% opted for the cash-only option. As a result, ABX Air will issue 5,768,171 additional shares of common stock, bringing the total number of ABX Air outstanding shares of common stock to 57,875,300. ABX Air will not receive any proceeds as a result of Airborne’s tender offer or the associated issuance of shares of common stock of ABX Air.

ABX Air is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and eleven hubs throughout the United States. In addition to providing airlift capacity and sort center staffing to Airborne, an indirect wholly owned subsidiary of DHL Worldwide Express, B.V., ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,400 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

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